CONFORMED COPY
                  SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C.  20549

                  __________________________________


                               FORM 8-K

                            CURRENT REPORT

                   Pursuant to Section 13 or 15(d)
                of the Securities Exchange Act of 1934

                  __________________________________


                           December 30, 1994
            Date of Report (Date of earliest event reported)


                           TANDY CORPORATION
           (Exact name of registrant as specified in charter)


       Delaware                1-5571                75-1047710
    (State or other          (Commission            (IRS Employer
    jurisdiction of          File Number)         Identification No.)
    incorporation)


          1800 Tandy Center, Fort Worth, Texas          76102
        (Address of principal executive offices)     (Zip Code)



    Registrant's telephone number, including area code (817) 390-3700

    Item 5.     Other

    A.  TANDY ANNOUNCES CHANGES

              Tandy Corporation (the "Corporation") announced the sale of part of the credit card portfolios of Tandy Credit Corporation, the transfer of most of its extended service contract obligations, the discontinuance of all Video Concepts and most McDuff mall stores, and some McDuff Supercenters stores, and an increase of its share repurchase program to 12.5 million shares.

              Sale of Tandy Credit: The Computer City and Incredible Universe credit card portfolios have been sold to Hurley State Bank, a subsidiary of SPS Transaction Services, Inc., a majority-owned subsidiary of Dean Witter, Discover & Co.. A gain on the sale of about $36 million is anticipated. Further, the Corporation has signed a letter of intent to sell its remaining credit card portfolios, subject to regulatory approval, to SPS or an affiliate of SPS early in 1995. As a result of these transactions, the Corporation has received $85.8 million in cash immediately and will receive an additional approximate $625 million during 1995, assuming the Tandy Name Brand and Radio Shack credit card portfolios are sold as provided for in the letter of intent.

              Transfer of Service Contract Obligations: Tandy Corporation has transferred most of its existing extended service contract obligations to American Bankers Insurance Company of Florida. The Corporation expects to recognize a gain of approximately $50 million from this transaction. Going forward, Tandy Corporation will market extended service contracts on behalf of American Bankers.

              Discontinuance of Certain Stores: The Corporation will close 213 Video Concept and McDuff mall stores. Additionally, 20 McDuff Supercenter stores, including all in the Houston market, will be closed.
   The Houston store closings will open the market for the possible entry of an Incredible Universe in the future. The Corporation will take a charge of approximately $86 million to discontinue these operations.

              Share Repurchase: The Corporation increased its share buyback authorization from the 7.5 million shares previously announced to 12.5 million shares. About 5 million shares have already been purchased.

              It is expected that these transactions, with the exception of the share repurchase, will be recorded in theDecember quarter. The dollar amounts indicated for these transactions are approximate and subject to final adjustments, but it is not currently anticipated that these transactions will change our earnings outlook for the December 1994 quarter or calendar year.

              Sales for the month of December will be announced on January 5 and the December quarter profits will be announced in late February.

    B.  DWAIN H. HUGHES NAMED CHIEF FINANCIAL OFFICER OF TANDY CORPORATION

              Effective January 1, 1995 Dwain H. Hughes, 47, has been named Senior Vice President and Chief Financial Officer of Tandy Corporation. He was previously Vice President and Treasurer of the Corporation.
    Mr. Hughes will be responsible for all financial activities including financial accounting, treasury, internal audit, investor relations, tax and security. He will report to John V. Roach, Chairman and Chief Executive Officer.

              Mr. Hughes replaces William C. "Bill" Bousquette who has served as the Chief Financial Officer since 1990, except for 1993 when he was Chief Executive Officer of the TE Electronics division. Mr. Bousquette leaves Tandy later this month to become Chief Financial Officer at Texaco Inc.

                                   SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized this 5th day of January, 1995.



                                         TANDY CORPORATION
                                         (Registrant)



    Date January 5, 1995                 By: /S/ Dwain H. Hughes
                                             Dwain H. Hughes
                                             Senior Vice President and
                                             Chief Financial Officer